As filed with the Securities and Exchange Commission on July 15, 2021

Registration No. 333-232992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232992

UNDER THE SECURITIES ACT OF 1933

CONSTELLATION PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1741721
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

215 First Street, Suite 200

Cambridge, Massachusetts 02142

(617) 714-0555

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lara Smith-Weber

President, Secretary, Treasurer

Constellation Pharmaceuticals, Inc.

c/o MorphoSys AG

Semmelweisstraße 7

82152 Planegg

Germany

+49 89-89927-0

(Name, address and telephone number of agent for service)

Copies to:

Stephan Hutter

Graham Robinson

Faiz Ahmad

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

(617) 573-4850

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statement of Constellation Pharmaceuticals, Inc. (the “Company”) on Form S-3 (the “Registration Statement”):

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Registration Statement on Form S-3 (File No. 333-232992), registering up to $200,000,000 in aggregate offering price of debt securities of the Company (“Debt Securities”), common stock, par value $0.0001, of the Company (“Common Stock”), preferred stock, par value $0.001, of the Company (“Preferred Stock”), depositary shares of the Company (“Depositary Shares”), units comprised of one or more Debt Securities, shares of Common Stock, shares of Preferred Stock and Warrants (as defined below), in any combination (“Units”), and warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (“Warrants”), filed with the Securities and Exchange Commission on August 2, 2019.

On July 15, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of June 2, 2021, by and among the Company, MorphoSys AG, a German stock corporation (Aktiengesellschaft) (“Parent”), and MorphoSys Development Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, by filing this post-effective amendment, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on July 15, 2021.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Lara Smith-Weber
Name: Lara Smith-Weber
Title: President, Secretary, Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.